EXHIBIT 99.1  Press release issued March 23, 1998


AVITAR, INC. REPORTS ON NASDAQ LISTING STATUS

Monday, March 23, 1998 07:30 AM

CANTON,  Mass.--(BUSINESS  WIRE)--March 23, 1998--Avitar,  Inc. (Nasdaq SmallCap
Market: AVIT) announced today that on March 12, 1998, it submitted its compliance plan to a Hearing Panel of NASD which would enable the Company to maintain its listing on The Nasdaq SmallCap Market under the new, more stringent continued listing requirements. As previously disclosed, the Company currently does not meet the minimum bid price qualification of $1.00 for its Common Stock or the minimum net tangible assets requirement of $2 million. The Company understands that a response to its proposal should be received within the next two weeks. If NASD does not accept the Company's plan, the Company's stock will be quoted on the NASD's OTC Bulletin Board.

Peter P. Phildius, Avitar's Chairman, stated, "We believe that keeping our listing on The Nasdaq SmallCap Market is of value to our shareholders and hope that the NASD accepts our plan to do so. Avitar is one of many companies that do not meet these more stringent requirements of The Nasdaq SmallCap Market. However, the Company will continue to do what it believes to be in the shareholders' long term interest. As more companies' stock is quoted on the Bulletin Board, we believe that it will become a more significant marketplace. In the event that our stock is quoted on the Bulletin Board, we believe that this market will afford continued liquidity for our stockholders."

Avitar, Inc. designs, develops, manufactures and markets healthcare products and services including a proprietary line of polyurethane wound care dressings and rapid diagnostic test products.

"Safe Harbor" statement under the Private Securities Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, as are detailed from time to time in the Company's fillings with the Securities and Exchange Commission.

CONTACT: Avitar, Inc.
Peter Phildius, Chairman of the Board   781/821-2440
Jay Leatherman, Chief Financial Officer 781/821-2440